Exhibit 10.3

AILERON THERAPEUTICS, INC.
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of May, 2018 by and between Aileron Therapeutics, Inc., a Delaware corporation (the “Company”), and John Longenecker (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive desire to enter into an employment relationship pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.POSITION/DUTIES. The Executive’s employment with the Company shall commence on May 15, 2018 (the “Commencement Date”). While employed by the Company under the terms of this Agreement, the Executive shall serve as President and Chief Executive Officer on an interim basis. In this interim position, the Executive shall report to the Company’s Board of Directors (the “Board”) and shall have such duties, authorities and responsibilities as are customary with such position in a Delaware corporation (subject to the control of the Board and its committees), and shall perform such other duties as may be reasonably requested by the Board, including without limitation assisting the Board in the hiring of a new chief executive officer for the Company (the “New CEO”). As an employee of the Company, the Executive will devote his full business time and efforts to the Company.

In connection with the Executive’s employment with the Company, it is anticipated that the Executive shall primarily work at the Company’s headquarters in Massachusetts (the “Massachusetts Office”).  In addition, the Executive may be required to engage in travel from time to time as may be reasonably requested by the Board and/or as necessitated by the Company’s business needs.

The Executive shall also be required to comply with all Company policies and procedures as in effect from time to time. Without limiting the foregoing, the Executive will in particular be required to familiarize himself with and to comply with the Company’s published policy prohibiting unlawful harassment and discrimination and its published policy concerning drugs and alcohol.

2.BASE SALARY AND BONUSES. The Company agrees to pay the Executive a base salary at the rate of $43,558.33 per monthly pay period which if annualized equals five hundred twenty-two thousand seven hundred dollars ($522,700) (the “Base Salary”), to be paid in accordance with the Company’s normal payroll procedure and policies. Following the end of each calendar year that the Executive is employed by the Company or as applicable following the termination of the Executive’s employment in connection with the hiring of the New CEO, the Executive may be eligible to receive a discretionary performance bonus of up to fifty percent (50%) of his Base Salary as of such time, based upon the achievement of performance milestones that shall have been set by the Board or the Compensation Committee, the amount of such bonus  and the achievement of such milestones being determined by the Board in its sole discretion. Any such discretionary bonus shall be paid to the Executive in accordance with the Company’s customary practices. Any bonus would be pro-rated for the 2018 calendar year. All compensation payable to the Executive pursuant to this Agreement shall be subject to applicable taxes and withholdings.

3.BENEFITS/PERQUISITES.

(a)Benefit Plans. The Executive may participate in all benefit programs that the Company establishes and makes available to its employees from time to time, provided that the Executive is eligible under, and subject to the provisions of the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(b)Vacation and Sick Leave. Notwithstanding the Company’s vacation policy, the Executive shall not be eligible for any paid vacation.  The Executive shall be entitled to sick leave and all Company holidays as determined by the Board in accordance with applicable law, on the same terms as similarly situated senior executives of the Company.

(c)Business Expenses; Massachusetts Travel Expenses. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder. Further, in order to assist with the Executive’s travel, lodging and meals in connection with his work at the Massachusetts Office, the Company will reimburse the Executive for reasonable expenses incurred by the Executive for such travel, lodging and meals (the “Massachusetts Travel Expenses”) up to a dollar amount per month agreed to by the Company and the Executive; provided, however, that if the Company and the Executive can not agree on such amount within thirty (30) days after the Commencement Date, the Company shall have the right to set such amount in good faith in its sole discretion.  The Massachusetts Travel Expenses will be reimbursed in accordance with Company policy, provided that the Executive delivers to the Company reasonable substantiation and documentation of the Massachusetts Travel Expenses.

4.EQUITY. Subject to the approval of the Board, the Executive will be granted an option under the Company’s 2017 Stock Incentive Plan to purchase 30,000 shares of common stock of the Company (the “Option”) at a per share option exercise price equal to the fair market value of the common stock of the Company as of the date of the grant. The Option shall become exercisable (“vest”) in full on the earlier of the date four months from the Commencement Date or the date on which the Executive’s employment is terminated in connection with the hiring of the New CEO. No vesting shall occur after termination of the Executive’s employment. The Option will be subject to all of the terms, conditions and termination provisions of an option agreement evidencing the grant of the Option, which agreement will be consistent with the Plan.

5.AT WILL EMPLOYMENT; CONFIDENTIALITY, INVENTIONS AND RESTRICTIVE COVENANT AGREEMENT. It is understood that the Executive’s employment by the Company is not for any stated term, but rather shall be on an “at will” basis and may be terminated at any time, with or without cause or notice, at the Executive’s option or the option of the Company, as the case may be.  Similarly, it is understood that nothing in this Agreement shall be construed as an agreement, either express or implied, to pay the Executive any compensation or grant the Executive any benefit beyond the end of the Executive’s employment with the Company. Notwithstanding the foregoing, the Company may not terminate the Executive’s employment with the Company prior to the date sixty (60) days after the Commencement Date unless it shall agree to continue to pay to the Executive his base salary until such sixtieth (60th) date.  The Executive’s commencement of employment with the Company is conditioned upon his signing a Confidentiality, Inventions, Restrictive Covenant Agreement in the form attached hereto as Exhibit A.

6.TERMINATION OF EMPLOYMENT. If the Executive’s employment is terminated by the Company or by the Executive for any reason, the Company shall pay or provide to the Executive (or to the Executive’s estate or representative): (i) any accrued but unpaid Base Salary and any vacation time accrued but unused through the date of termination of employment; (ii) any bonus amount not yet paid that was earned during the calendar year preceding the date of termination of employment; (iii) reimbursement for any unreimbursed expenses properly incurred and documented through the date of termination of employment; and (iv) all other payments or benefits to which the Executive may be entitled through the date of his termination of employment under the terms of any applicable compensation arrangement or plan or by law ((i) to (iv) collectively referred to as the “Accrued Benefits”). Other than the Accrued Benefits, the Executive will not be eligible to receive any severance or any other payments or benefits from the Company following the date of termination of employment.

7.INDEMNIFICATION AND INSURANCE. The Executive shall be entitled to indemnification to the fullest extent permitted by the Company’s Certificate of Incorporation and shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy to the same extent as other senior executives of the Company.

8.NOTICE. Any purported termination of employment hereunder shall be communicated through written notice from the terminating party. Such notice and all other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and shall be deemed given: (i) if delivered personally, on the date of delivery; (ii) if mailed by certified or registered mail (return receipt requested and postage prepaid), three (3) days after the mailing date; (iii) if sent via a nationally recognized overnight courier, on the next business day thereafter; or (iv) if sent via facsimile confirmed in writing to the recipient, on the next business day thereafter. In each of the above cases, notice to the Company should be sent to the Company’s principal place of business, notice to the Executive should be sent to his home address most recently on file with the Company, or notice to either the Company or the Executive should be sent to such other address or addresses as either party shall have designated in writing to the other party hereto.

9.REPRESENTATION. The Executive represents that he has disclosed to the Company all confidentiality, non-competition, non-solicitation, rights to inventions and other similar agreements under which he is currently bound. The Executive further represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

10.PROOF OF LEGAL RIGHT TO WORK. For purposes of federal immigration law, the Executive will be required to provide the Company with documentary evidence of the Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Executive’s date of hire, or the Company’s employment relationship with the Executive may be terminated. The Executive may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, the Executive’s employment with the Company will be conditioned upon the Executive obtaining a work visa in a timely manner as determined by the Company.

11.MISCELLANEOUS. This Agreement sets forth the terms of the Executive’s employment with the Company and supersedes any prior representations or agreements, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be modified or amended only by an instrument in writing signed by the Executive and the Company. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions thereof. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and the Executive’s and the Company’s respective heirs, successors, legal representatives and assigns. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the dates set forth below.

AILERON THERAPEUTICS, INC. By: /s/ Jeff Bailey Chairman of the Board	Date: May 15, 2018
JOHN LONGENECKER /s/ John P. Longenecker	Date: May 14, 2018

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